Exhibit 99.1

Coherent Announces Director Slate for Upcoming Annual Meeting

SANTA CLARA, Calif., February 4, 2008—Coherent, Inc. (Santa Clara, CA, COHR.PK) today announced its slate of seven director nominees to be included in the company’s proxy for the annual meeting scheduled for March 19, 2008 at 5:30p.m. (PT), which are subject to election by shareholders. The nominees include current directors Garry Rogerson, John Ambroseo, John Hart, Larry Tomlinson and Sandeep Vij as well as first-time nominees Susan James and Clifford Press.

Susan James is a former partner with  Ernst & Young and has served as the partner-in-charge for a significant number of technology companies including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk and the Hewlett-Packard Corporation.

“I am enthusiastic about the opportunity to be part of Coherent.  The company shares some important traits with other organizations that I have worked with including market and technology leadership as well as emphasis on growth and financial performance,” Ms. James stated.

Clifford Press has been a managing member of Oliver Press Partners, LLC, an investment advisory firm, since March 2005.  Over the past several months, Coherent and Oliver Press Partners have engaged in a constructive and professional dialogue culminating in an agreement that led to Mr. Press’ nomination. Oliver Press Partners is currently Coherent’s largest shareholder.

“I am looking forward to the opportunity of working with my colleagues on the Coherent Board to achieve the great potential that is inherent in this company,” said Mr. Press.

The company also announced that Charles Cantoni will retire from the Board of Directors after 25 years of service, effective at the annual meeting.  Mr. Cantoni had extended his tenure beyond the company’s mandatory retirement age at the company’s request on multiple occasions.

“Chuck has been a remarkable steward for Coherent.  His level of commitment for over two decades speaks volumes about his character and integrity.  On behalf of Coherent and its shareholders, I want to express our deepest thanks and best wishes to Chuck and his family,” said Garry Rogerson, Coherent’s Chairman of the Board.

For further information regarding Ms. James and Mr. Press, as well as the settlement agreement between Coherent and Oliver Press Partners and its affiliated individuals and entities, please see the current report on Form 8-K, which will be filed later today.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets.